Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	April 27, 2021		Chief Financial Officer
ENCORE WIRE REPORTS FIRST QUARTER RESULTS,
ENHANCES LIQUIDITY AND MAINTAINS BALANCE SHEET STRENGTH
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2021.
First Quarter 2021 Highlights
•Earnings per diluted share of $1.99
•Net income of $41.2 million
•Cash on hand of $155.0 million as of March 31, 2021
•Current Ratio of 5.06 as of March 31, 2021
•No long-term debt and revolving credit line paid down to zero
•The Company’s Board of Directors has declared a quarterly dividend of $0.02 per share
Net sales for the first quarter ended March 31, 2021 were $444.1 million compared to $302.8 million for the first quarter of 2020. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 1.1% in the first quarter of 2021 versus the first quarter of 2020.
Gross profit percentage for the first quarter of 2021 was 19.0% compared to 15.1% in the first quarter of 2020. The average selling price of wire per copper pound sold increased 46.8% in the first quarter of 2021 versus the first quarter of 2020, while the average cost of copper per pound purchased increased 47.3%. Net income for the first quarter of 2021 was $41.2 million versus $18.6 million in the first quarter of 2020. Fully diluted net earnings per common share were $1.99 in the first quarter of 2021 versus $0.89 in the first quarter of 2020.
On a sequential quarter comparison, net sales for the first quarter of 2021 were $444.1 million versus $380.8 million during the fourth quarter of 2020. Sales dollars increased due to a 20.4% increase in the average selling price per pound of copper wire sold, offset by a 1.8% unit volume decrease of copper building wire sold on a sequential quarter comparison.
Gross profit percentage for the first quarter of 2021 was 19.0% compared to 15.4% in the fourth quarter of 2020. Copper wire sales prices increased 20.4%, while the price of copper purchased increased 18.8%. Net income for the first quarter of 2021 was $41.2 million versus $24.1 million in the fourth quarter of 2020. Fully diluted net income per common share was $1.99 in the first quarter of 2021 versus $1.17 in the fourth quarter of 2020.
Aluminum wire represented 7.5% of our net sales in the three month period ended March 31, 2021.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The outstanding results posted in the first quarter ended March 31, 2021, highlight the advantage of our one-location business model and strong management team in place at Encore. During the first quarter of 2021 our team successfully navigated extreme weather in February, while ensuring a consistent flow of raw materials throughout the quarter to keep our manufacturing facilities fully operational.
Copper unit volumes increased 1.1% on a comparative quarter basis but decreased 1.8% on a sequential quarter basis. Volumes in the current quarter were slightly impacted by closures due to the winter storm in mid-February. Comex copper prices experienced a steady rise throughout the first quarter which had a positive impact on spreads. Copper spreads increased 45.9% on a comparative quarter basis and 23.4% on a sequential quarter basis.

The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19 will have on our financial position and operating results in future periods due to numerous continued uncertainties. The duration and severity of the outbreak and its long-term impact on our business remain uncertain.
We believe Encore Wire is well positioned to navigate successfully the current economic environment, continuing to serve the markets during this critical time. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $155.0 million in cash at the end of the quarter. We also declared a $0.02 cash dividend during the quarter.
Our two-phased expansion plan announced last year remains on schedule with the new service center expected to come online in mid-second quarter of this year. Capital expenditures are expected to range from $100 - $120 million in 2021, $50 - $70 million in 2022 and $40 - $60 million in 2023.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the first quarter results on Tuesday, April 27, 2021, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-993-8735, and the confirmation number is 50148768. In order to be put through to the call, you will be required to give the call screener your full name and your company name. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2020 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Three Months Ended March 31,
In Thousands	2021	2020
Net Income	$41,189	$18,607
Income Tax Expense	12,188	5,760
Interest Expense	82	59
Depreciation and Amortization	5,300	4,571
EBITDA	$58,759	$28,997

Encore Wire Corporation
Balance Sheets
(In Thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$154,968	$183,123
Accounts Receivables, net	348,709	275,781
Inventories, net	90,343	92,322
Prepaid Expenses and Other	2,278	3,907
Total Current Assets	596,298	555,133
Property, Plant and Equipment, net	433,218	410,768
Other Assets	670	553
Total Assets	$1,030,186	$966,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade Accounts Payable	$69,811	$56,726
Accrued Liabilities and Other	48,076	36,866
Total Current Liabilities	117,887	93,592
Long-Term Liabilities
Deferred Income Taxes and Other	32,902	35,133
Total Long-Term Liabilities	32,902	35,133
Total Liabilities	150,789	128,725
Stockholders’ Equity
Common Stock	270	270
Additional Paid-in Capital	68,777	67,885
Treasury Stock, at cost	(111,718)	(111,718)
Retained Earnings	922,068	881,292
Total Stockholders’ Equity	879,397	837,729
Total Liabilities and Stockholders’ Equity	$1,030,186	$966,454

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2021		2020
	(Unaudited)

Net Sales	$444,140	100.0%	$302,794	100.0%
Cost of Goods Sold	359,636	81.0%	257,021	84.9%
Gross Profit	84,504	19.0%	45,773	15.1%

Selling, General and Administrative Expenses	31,152	7.0%	22,290	7.4%
Operating Income	53,352	12.0%	23,483	7.8%

Net Interest & Other Income	25	—%	884	0.3%
Income before Income Taxes	53,377	12.0%	24,367	8.0%

Provision for Income Taxes	12,188	2.7%	5,760	1.9%
Net Income	$41,189	9.3%	$18,607	6.1%

Basic Earnings Per Share	$2.00		$0.89
Diluted Earnings Per Share	$1.99		$0.89
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,568		20,792
Diluted	20,719		20,851
Cash Dividends Declared per Share	$0.02		$0.02